STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENTAL INDENTURE NO. 2

Dated as of May 23, 2008

THIS SUPPLEMENTAL INDENTURE No. 2 (this “Supplemental Indenture No. 2”), dated as of May 23, 2008, is between STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of September 13, 2007, between the Company and the Trustee (the “Base Indenture” and together with this Supplemental Indenture No. 2, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities;

WHEREAS, Section 10.01(e) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.01 or Section 2.02 of the Base Indenture;

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 63/4% Senior Notes due 2018 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture No. 2; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 2 and all requirements necessary to make this Supplemental Indenture No. 2 a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 2 has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Relation to Base Indenture. This Supplemental Indenture No. 2 constitutes an integral part of the Base Indenture.

Section 1.02 Definition Of Terms. For all purposes of this Supplemental Indenture No. 2:

(a) Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Supplemental Indenture No. 2 has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in this Section 1.02(e):

“Business Day” shall mean, unless otherwise specified, any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person other than the Company or one of its subsidiaries, provided that the Company will be deemed to own any asset that the Company sells, transfers, conveys or otherwise disposes and, following such transaction, manages pursuant to a management agreement or it is operated by a third party subject to a franchise or license agreement with the Company; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Rating Event.

“Capitalized Lease-Back Obligation” shall mean the total net rental obligations of the Company or any Restricted Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum.

“Comparable Treasury Issue” shall mean the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” shall mean, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Continuing Directors” shall mean, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Value” when used with respect to property, shall mean the fair value as determined in good faith by the Board of Directors.

“Global Note” shall have the meaning set forth in Section 2.04.

“Independent Investment Banker” shall mean an independent investment banking institution of national standing appointed by the Company, which may be one of the Reference Treasury Dealers.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P; and, if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement organization for Moody’s or S&P, or both, as the case may be.

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Moody’s” shall mean Moody’s Investors Service Inc.

“Person” has the meaning set forth in the Base Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Principal Property” shall mean any single property owned by the Company or any of its Subsidiary having a gross book value in excess of the greater of (i) $100 million and (ii) 5% of Consolidated Net Assets, except any such property or portion thereof which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

“Rating Agency” shall mean (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” shall mean the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Record Date” shall mean, with respect to any Interest Payment Date for the Notes, the first day, whether or not a Business Day, of the calendar month in which such Interest Payment Date falls.

“Redemption Date” shall mean, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and such Notes.

“Reference Treasury Dealer” shall mean any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that the Company selects. The Company has selected Banc of America Securities LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotations” shall mean, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Restricted Subsidiary” shall mean any of the Company’s Subsidiaries organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns, or is a lessee pursuant to a capital lease of, any Principal Property or (y) in which the investment of the Company and all of its Subsidiaries exceeds 5% of Consolidated Net Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) each Subsidiary whose principal business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, (ii) each Subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another Person and which does not acquire any part of the business or assets of the Company or any Restricted Subsidiary, (iii) each Subsidiary organized under the laws of the United States of America whose principal business consists of managing, licensing, supervising, directing or controlling activities outside the United States of America; and (iv) each subsidiary whose principal business consists of conducting timeshare, fractional, residential and related activities.

“Unrestricted Subsidiary” shall mean any of the Company’s Subsidiaries other than a Restricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Treasury Rate” shall mean, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (ii) if the period from the Redemption Date to the Maturity Date of the Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (iii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Company on the third Business Day preceding such Redemption Date. The Trustee shall not be responsible for any such calculation.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors or similar governing body of such Person.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 2 and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 2.03 of the Base Indenture. There is hereby authorized a series of Securities designated as the 63/4% Senior Notes due 2018, limited in aggregate principal amount to U.S. $400,000,000 (except for Notes authenticated and delivered in accordance with the last paragraph of Section 2.02 of the Base Indenture or upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.06, 2.07, 2.08, 3.03 or 10.04 of the Base Indenture).

Section 2.02 Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is May 15, 2018 (the “Maturity Date”).

Section 2.03 Form, Payment and Appointment. Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Principal Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided, that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on a Redemption Date or the Maturity Date).

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security registrar and paying agent for the Notes shall initially be the Trustee.

The Notes shall be issuable in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.

The Specified Currency of the Notes shall be U.S. Dollars.

Section 2.04 Global Notes. The Notes shall be issued initially in the form of a permanent Global Security in registered form (a “Global Note”), deposited with The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate. Unless and until such Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05 Interest. (a) Interest payable on any Interest Payment Date, the Maturity Date or, if applicable, the Redemption Date, with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of May 23, 2008, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be (each, an “Interest Period”).

(b) The Notes will bear interest at the rate of 63/4% per year from the original issue date thereof through and including the Maturity Date. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing November 15, 2008, to the Persons in whose names the relevant Notes are registered at the close of business on the Record Date for such Interest Payment Date, except as provided in Section 2.05(d).

(c) The amount of interest payable for any full semi-annual Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(d) In the event that the Maturity Date or a Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date). Interest due on the Maturity Date or a Redemption Date (in each case, whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.

Section 2.06 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01 Optional Redemption by Company. Except as otherwise may be specified in this Supplemental Indenture No. 2, the Company shall have the right to redeem the Notes, in whole or in part, at any time or from time to time, at a redemption price (the “Optional Redemption Price”) equal to the greater of:

(i) 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date; and

(ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

The Company will mail notice of such redemption to the registered holders of the Notes to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If Notes are only partially redeemed pursuant to this Section 3.01, the Notes to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided, that if at the time of redemption the Notes to be redeemed are registered as a Global Note, the Depositary shall determine, in accordance with its procedures, the principal amount of the Notes to be redeemed held by each of its participants that holds a position in such Notes. The Optional Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such later time as is then permitted by the rules of the Depositary for the Notes (if then registered as a Global Note); provided, that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York City time, on the date such Optional Redemption Price is to be paid.

If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or paying agent on or before the Redemption Date and certain other conditions are satisfied, then on and after such Redemption Date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption.

Section 3.02 Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01, holders of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after the public announcement of the Change of Control, the Company will be required to mail a notice to holders of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of U.S. $2,000 or an integral multiple of U.S. $1,000 in excess thereof. The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

ARTICLE 4

FORM OF NOTES

Section 4.01 Form of Notes.

The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 5

ORIGINAL ISSUE OF NOTES

Section 5.01 Original Issue of Notes. Notes having an aggregate principal amount of U.S. $400,000,000 (subject to the last paragraph of Section 2.02 of the Base Indenture) may from time to time, upon execution of this Supplemental Indenture No. 2, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 2.03 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 6

PARTICULAR COVENANTS OF THE COMPANY

In addition to the covenants set forth in Article 4 of the Base Indenture, the Notes shall include the following additional covenants, and such additional covenants shall be subject to covenant defeasance pursuant to Section 12.03 of the Base Indenture.

Section 6.01 Limitation on Sale And Lease-Backs. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases of a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (i) the Company shall apply an amount equal to the greater of the Fair Value of such property or the net proceeds of such sale, within 180 days of the effective date of any such arrangement, to the retirement (other than any mandatory retirement or by way of payment at maturity) of Notes or other indebtedness ranking on a parity with the Notes, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof or (ii) at the time of entering into such arrangement, such Principal Property could have been subjected to a mortgage, pledge or other lien securing indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to the Capitalized Lease-Back Obligation with respect to such Principal Property under clause (n) of Section 6.02 without also securing the Notes pursuant to such Section 6.02.

Section 6.02 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, suffer to be created, or assume (directly or indirectly) any mortgage, pledge or other lien upon any Principal Property, unless effective provision is made by the Company to secure directly the Notes by such mortgage, pledge or other lien, equally and ratably with any and all other indebtedness thereby secured, so long as any such indebtedness shall be so secured; provided, however, that this Section shall not apply to any of the following:

(a) any mortgage, pledge or other lien on any Principal Property hereafter acquired, constructed or improved by the Company or any Restricted Subsidiary which is created or assumed to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or any mortgage, pledge or other lien on any Principal Property existing at the time of acquisition thereof; provided, however, that the indebtedness is incurred and related liens are created within 24 months of the acquisition, completion of construction or improvement or commencement of full operation, whichever is later; provided further that in the case of any such acquisition the mortgage, pledge or other lien shall not extend to any Principal Property theretofore owned by the Company or any Restricted Subsidiary;

(b) any mortgage, pledge or other lien existing upon any property of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Company or a Restricted Subsidiary, at the time (i) of such merger, consolidation or acquisition or (ii) such company becomes a Restricted Subsidiary; provided that such mortgage, pledge or other lien does not extend to any other Principal Property, other than improvements to the property subject to such mortgage, pledge or other lien;

(c) any pledge or deposit to secure payment of workmen’s compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;

(d) any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(e) any pledge or lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or a Restricted Subsidiary or required in connection with the institution by the Company or a Restricted Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Restricted Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;

(f) any mechanics’, carriers’, workmen’s, repairmen’s or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings;

(g) any lien or encumbrance on property in favor of the United States of America or of any agency, department or other instrumentality thereof to secure partial, progress or advance payments pursuant to the provisions of any contract;

(h) any mortgage, pledge or other lien securing any indebtedness incurred in any manner to finance or recover the cost to the Company or any Restricted Subsidiary of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by the Company or a Restricted Subsidiary to the United States of America or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;

(i) any mortgage, pledge or other lien securing indebtedness of a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided that in the case of any sale or other disposition of such indebtedness by the Company or such Restricted Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another mortgage, pledge or other lien;

(j) any mortgage, pledge or other lien affecting property of the Company or any Restricted Subsidiary securing indebtedness of the United States of America or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Company to meet environmental criteria with respect to any facility of the Company or any Restricted Subsidiary and the proceeds of which indebtedness have financed the cost of acquisition of such program;

(k) mortgages, pledges or other liens on property of a Restricted Subsidiary to secure indebtedness with respect to all or part of the acquisition cost of the Restricted Subsidiary; provided, however, that the indebtedness is incurred and related liens are created within 24 months of the acquisition of the Restricted Subsidiary and such indebtedness does not exceed the acquisition cost of the Restricted Subsidiary;

(l) any renewal, extension, replacement or refunding of any mortgage, pledge, lien, deposit, charge or other encumbrance permitted by the foregoing provisions of this Section upon the same property theretofore subject thereto, or the renewal, extension, replacement or refunding of the amount secured thereby; provided that in each case such amount outstanding at that time does not exceed the sum of (i) the greater of (x) the principal amount secured thereby at the time of such renewal, extension, replacement or refinancing and (y) 85% of the fair market value (in the determination of the Company’s Board of Directors) of the properties subject to such renewal, extension, replacement or refinancing; and (ii) any reasonable fees and expenses associated with such renewal, extension, replacement or refinancing;

(m) any mortgage, pledge or liens affecting property of the Company or any Restricted Subsidiary existing on the date of this Supplemental Indenture No. 2; or

(n) any other mortgage, pledge or other lien, provided that immediately after the creation or assumption of such mortgage, pledge or other lien, the total of (i) the aggregate principal amount of indebtedness of the Company and Restricted Subsidiaries secured by all mortgages, pledges and other liens created or assumed under the provisions of this clause (n), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of the Company and Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provisions of Section 6.01 but for the satisfaction of the condition set forth in clause (ii) thereof, shall not exceed an amount equal to 15% of Consolidated Net Assets.

Neither (a) the lease of any property by the Company or a Restricted Subsidiary, and rental obligations with respect thereto (whether or not arising out of sale and lease-back of properties and whether or not in accordance with generally accepted principles of accounting such property is carried as an asset and such rental obligations are carried as indebtedness on the Company’s or a Restricted Subsidiary’s balance sheet) nor (b) the sale or other transfer of (i) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (ii) any other interest in property of the character commonly referred to as a “production payment,” shall in any event be deemed to be the creation of a mortgage, pledge or other lien.

Section 6.03 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights (charter and statutory) and material franchises (other than as contemplated by Section 11.01 of the Base Indenture); provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation of such rights or franchises is no longer desirable in the conduct of the business of the Company.

Section 6.04 Further Instruments and Acts. The Company shall execute and deliver to the Trustee such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.01 Supplemental Indentures with Consent of holders of Notes. As set forth in Section 10.02 of the Base Indenture, with the consent of the holders of a majority in the aggregate principal amount of Securities of each series affected by such supplemental indenture at the time Outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Supplemental Indenture No. 2 or of modifying in any manner the rights of the holders of the Securities.

ARTICLE 8

MISCELLANEOUS

Section 8.01 Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No. 2, is in all respects ratified and confirmed, and this Supplemental Indenture No. 2 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 8.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 2.

Section 8.03 New York Law To Govern. THIS SUPPLEMENTAL INDENTURE NO. 2 AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

Section 8.04 Separability. In case any one or more of the provisions contained in this Supplemental Indenture No. 2 or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No. 2 or of the Notes, but this Supplemental Indenture No. 2 and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 8.05 Counterparts. This Supplemental Indenture No. 2 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

By: /s/ Vasant Prabhu
Name: Vasant M. Prabhu
Title: Executive Vice President, Chief Financial
Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee By:	/s/ Raymond S. Haverstock

Name: Raymond S. Haverstock Title: Vice President

EXHIBIT A

[IF THIS NOTE IS TO BE A GLOBAL SECURITY, INSERT:]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE OF DTC. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

63/4% Senior Note due 2018

CUSIP: 85590A AL8

No.      U.S. $

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., a corporation organized and existing under the laws of Maryland (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to      , or registered assigns, [the principal sum of U.S. $     ]1 on May 15, 2018 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from May 23, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing November 15, 2008 at the rate of 63/4% per annum, on the basis of a 360-day year consisting of twelve 30-day months, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name the relevant Notes, or any predecessor Notes, are registered at the close of business on the Record Date for such Interest Payment Date; provided that the interest due on the Maturity Date or a Redemption Date (in each case, whether or not an Interest Payment Date) of a Note of this series will be paid to the Person to whom principal of such Note is payable.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in The City of New York, which shall initially be the Principal Office of the Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security register or by wire transfer to an account appropriately designated by the Person entitled to payment, provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on a Redemption Date or on the Maturity Date).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Officer

REVERSE OF NOTE

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of September 13, 2007, between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as amended and supplemented by Supplemental Indenture No. 2, dated as of May 23, 2008, each between the Company and the Trustee (“Supplemental Indenture No. 2” and together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to U.S. $400,000,000.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

The Company shall have the right to redeem this Note at the option of the Company, without premium or penalty, in whole or in part (an “Optional Redemption”), at a redemption price (the “Optional Redemption Price”) equal to the greater of:

(i) 100% of the principal amount plus accrued and unpaid interest to the Redemption Date; and

(ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points plus accrued interest on the principal amount being redeemed to the Redemption Date.

The Company will mail notice of such redemption to the registered holders of the Notes of this series to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If Notes of this series are only partially redeemed pursuant to the preceding paragraph, the Notes of this series to be redeemed will be selected by the Trustee in such manner as in its sole discretion it shall deem appropriate and fair; provided that if at the time of redemption the Notes of this series to be redeemed are registered as a Global Note, the Depositary will select by lot the particular interests to be redeemed. The Optional Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Redemption Date or at such later time as is then permitted by the rules of the Depositary for the related Notes (if then registered as a Global Note) provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 10:00 a.m., New York City time, on the date such Optional Redemption Price is to be paid.

Notes in denominations larger than U.S. $2,000 may be redeemed in part but only in whole multiples of U.S. $1,000 in excess thereof, unless all of the Notes held by a Securityholder are to be redeemed.

In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

Except as set forth in the preceding paragraphs and in Article 3 of Supplemental Indenture No. 2, the Company may not redeem the Notes of this series at its option prior to the Maturity Date.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described in Section 3.01 of Supplemental Indenture No. 2, holders of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after the public announcement of the Change of Control, the Company will be required to mail a notice to holders of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions herein by virtue of such conflicts.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted.

The paying agent will promptly mail its check or otherwise cause to be paid to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of U.S. $2,000 or an integral multiple of U.S. $1,000 in excess thereof. The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Notes of this series are not entitled to the benefit of any sinking fund.

The Indenture contains provisions for defeasance of the obligations of the Company at any time upon compliance by the Company with certain conditions set forth therein, which provisions apply to the Notes of this series.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes at any time by the Company and the Trustee with the written consent of the holders of a majority in principal amount of the Notes of each series (each series voting as a class) affected thereby and at the time Outstanding. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Notes of a series at the time Outstanding, on behalf of the holders of all Notes of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security registrar duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons in denominations of U.S. $2,000 or integral multiples of U.S. $1,000 in excess thereof, except as provided for in Section 2.04 of Supplemental Indenture No. 2. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security registrar, which requirements include membership or participation in the Security
Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.SCHEDULE OF INCREASES OR
DECREASES IN NOTE

The initial principal amount of this Note is U.S. $400,000,000. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized officer or Trustee

[1]	USE THE FOLLOWING LANGUAGE INSTEAD FOR GLOBAL NOTES: [the principal sum as set forth in the Schedule of Increases or Decreases In Note attached hereto]